Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Allison S. Johnson Chief Financial Officer
MID PENN BANCORP, INC. REPORTS SECOND QUARTER EARNINGS
AND DECLARES DIVIDEND

July 27, 2023 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended June 30, 2023, of $4.8 million, or $0.29 per diluted common share. Adjusted net income excluding non-recurring expenses(1) for the second quarter 2023 was $11.1 million and adjusted earnings per share common share excluding non-recurring expenses was $0.68, which excluded $6.3 million of after-tax merger-related expenses.

Key Highlights of the Second Quarter of 2023

•Completed the acquisition of Brunswick Bancorp ("Brunswick"), which added total assets of $391.9 million comprised primarily of $324.8 million of loans.

•Organic deposit growth for the quarter was $126.0 million, or 13% (annualized), from the first quarter of 2023.

•Organic loan growth for the quarter was $98.3 million, or 10.9% (annualized), from the first quarter of 2023.

•Repurchased 204,379 shares of common stock at an average price of $22.41.

•Total accumulated other comprehensive loss was 4.5% of tangible shareholders' equity(1) at June 30, 2023.

•Book value per common share was $32.05 for the second quarter, compared to $32.15 for the first quarter of 2023. Tangible book value per share(1) was $23.79 at June 30, 2023, compared to $24.52, at March 31, 2023.

“During the second quarter, while completing the acquisition of Brunswick Bancorp, Mid Penn achieved 13% annualized organic deposit growth and 10.9% annualized organic loan growth, demonstrating our resilience in the face of recent turbulence in the banking industry. The Brunswick acquisition added $325 million in quality loans and $283 million in core deposits while giving Mid Penn entry into the dynamic central New Jersey market. We look forward to complementing Brunswick’s talented team of bankers with the resources of a $5+ billion balance sheet to help them compete effectively in a market with very attractive demographics,” Chair, President, and CEO Rory G. Ritrievi said.

Ritrievi added, “As a result of the interest rate yield curve being inverted throughout the quarter, our net interest margin remained under pressure, as is the case for most community banks that compete in the spread business. Notwithstanding the rate increase announced this week, we feel we are nearing an end of that margin compression with the expectation that we will now begin to build that margin back to the level we saw in FY2021 and 2022. As we do that, we will remain diligent in controlling noninterest expenses so that our final FY2023 operating results will meet the expectations of our shareholders and analysts.”

For the second quarter, the Board is pleased to announce a quarterly cash dividend of $0.20 per share of common stock, which was declared at its meeting on July 26, 2023, payable on August 28, 2023, to shareholders of record as of August 10, 2023.

(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

Net Interest Income
For the three months ended June 30, 2023, net interest income was $36.4 million compared to net interest income of $36.0 million for the three months ended March 31, 2023, and $35.4 million for the three months ended June 30, 2022. The tax-equivalent net interest margin for the three months ended June 30, 2023, was 3.29% compared to 3.49% for the first quarter of 2023, and 3.45% for the second quarter of 2022, a 20 and 16 basis point ("bp") decrease, respectively, compared to the prior quarter and the same period in 2022.

The yield on interest-earning assets increased to 5.10% for the quarter ended June 30, 2023, from 4.86% for the quarter ended March 31, 2023, and 3.73% for the quarter ended June 30, 2022. The increase was due to assets continuing to reprice at higher rates during the quarter. Increased yields on interest-earning assets were more than offset by increases in funding costs for the quarter with overall cost of interest-bearing liabilities increasing to 2.35% during the second quarter of 2023, compared to 1.81% at March 31, 2023, and 0.36% at June 30, 2022.
For the six months ended June 30, 2023, net interest income increased $2.6 million to $72.5 million compared to net interest income of $69.8 million for the same period of 2022.

Both interest-earning assets and interest-bearing liabilities associated with the Brunswick acquisition had substantially similar yields to the corresponding Mid Penn portfolios. We do not anticipate a material change in net interest margin resulting from the acquisition.

Average Balances

Average balances were significantly impacted by the Brunswick acquisition given that the acquisition closed on May 19, 2023. Day one increases in loans, total assets, deposits, borrowings, and total liabilities were $324.8 million, $391.9 million, $282.6 million, $60.1 million, and $346.3 million, respectively.

Average loans increased $253.3 million to $3.8 billion at June 30, 2023, compared to $3.6 billion at March 31, 2023, and $3.1 billion at June 30, 2022. Average deposits were $4.1 billion for the second quarter of 2023, reflecting an increase of $274.6 million, or 7.3%, compared to total average deposits in the first quarter of 2023, and $220.5 million, or 5.8%, compared to total average deposits of $3.8 billion for the second quarter of 2022. The average cost of deposits was 1.77% for the second quarter of 2023, representing a 48 bp and 156 bp increase from the first quarter of 2023 and the second quarter of 2022, respectively. We continue to face headwinds with respect to deposit pricing as customers in many product types have become increasingly rate sensitive. Our primary focus with respect to deposit strategy is stability, ensuring that our rates are competitive and our product mix satisfies the needs of our customers. Additionally, Mid Penn also maintains interest rate swaps designated as cash flow hedges to hedge the cash flows associated with existing brokered CDs to mitigate the impact of rising deposit costs.

As a result of the Brunswick acquisition and organic movement, the mix of deposits has shifted from the prior quarter. Time deposits represented 22.8% of total deposits at March 31, 2023, and increased to 29.8% at June 30, 2023. Nearly all of this increase corresponds to movement out of interest-bearing transaction accounts. The mix of non-interest bearing deposits remained stable, representing approximately 20% of total deposits for both March 31 and June 30, 2023. The average duration of the non-hedged time deposit portfolio is 12 months at June 30, 2023. We believe this positions us well to reprice the portfolio at lower rates in the future.
Asset Quality
On January 1, 2023, Mid Penn adopted ASU 2016-13, Financial Instruments - Credit Losses (ASC Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology, and is referred to as CECL. Results for reporting periods beginning after January 1, 2023, are presented under CECL, while prior period results are reported in accordance with the previously applicable incurred loss methodology.

The provision for credit losses on loans was $1.2 million for the three months ended June 30, 2023, an increase of $667 thousand compared to the provision for credit losses of $490 thousand for the three months ended March 31, 2023. The increase in provision was primarily due to reserving for the loans acquired through the Brunswick acquisition which was $2.0 million for non-PCD loans. The provision for credit losses on loans was $1.6 million for the six months ended June 30, 2023, a decrease of $578 thousand compared to the provision for credit losses of $2.2 million for the six months ended

June 30, 2022. The ratio of allowance for credit losses to total loans declined to 0.81% at June 30, 2023, from 0.87% at March 31, 2023, primarily due to improved economic forecasts.

Total nonperforming assets were $16.3 million at June 30, 2023, compared to nonperforming assets of $14.2 million and $8.0 million at March 31, 2023, and June 30, 2022, respectively. The increase during the second quarter primarily related to $3.9 million of non-accrual loans acquired from Brunswick, partially offset by reductions to other non-accrual loans. Delinquency as a percentage of total loans was 0.47% at June 30, 2023.
Capital
Shareholders’ equity increased $18.9 million, or 3.68%, from $512.1 million as of December 31, 2022, to $531.0 million as of June 30, 2023. The increase was primarily due to the Brunswick acquisition. Regulatory capital ratios for both Mid Penn and its banking subsidiary indicate regulatory capital levels in excess of both the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at June 30, 2023. Additionally, Mid Penn declared $3.2 million in dividends during the second quarter of 2023.
On May 11, 2023, Mid Penn’s Board of Directors reauthorized its treasury stock repurchase program ("Program") effective through May 11, 2024. The Program authorizes the repurchase of up to $15.0 million of Mid Penn’s outstanding common stock. During the six months ended June 30, 2023, Mid Penn repurchased 204,379 shares of common stock at an average price of $22.41. As of June 30, 2023, Mid Penn repurchased 412,722 shares of common stock at an average price of $22.92 per share under the Program. The Program had $5.5 million remaining available for repurchase as of June 30, 2023.
Noninterest Income

For the three months ended June 30, 2023, noninterest income totaled $5.2 million, an increase of $895 thousand, compared to noninterest income of $4.3 million for the first quarter of 2023. The primary driver of the increase was a death benefit claim related to BOLI and increased insurance revenues from the MPB Insurance division, which are included in other income. The Brunswick acquisition provides a market with an attractive demographic in which to create new wealth management and insurance customer relationships, which would help bolster noninterest income.

For the six months ended June 30, 2023, noninterest income totaled $9.5 million, a decrease of $1.4 million, compared to noninterest income of $11.0 million for the six months ended June 30, 2022. The decrease in noninterest income is primarily due to mortgage banking hedging activities. Given the rising interest rate environment and lower demand for mortgages, hedging the mortgage pipeline becomes more difficult and adds volatility to earnings.
Noninterest Expense

Noninterest expense totaled $35.5 million, an increase of $9.5 million, or 36.3%, for the three months ended June 30, 2023, compared to noninterest expense of $26.1 million for the first quarter of 2023. Noninterest expense for the three months ended June 30, 2023, includes $7.9 million of merger related expenses. Excluding merger related expenses, overall noninterest expense remained relatively flat for the second quarter of 2023. For the six months ended June 30, 2023, noninterest expense totaled $61.6 million, an increase of $11.9 million, or 24.0%, compared to noninterest expense of $49.7 million for the six months ended June 30, 2022. Noninterest expense for the six months ended June 30, 2023, includes $8.2 million of merger-related expenses.

The efficiency ratio(1) was 65.40% in the second quarter of 2023, compared to 63.16% in the first quarter of 2023, and 57.57% in the second quarter of 2022. Mid Penn is currently evaluating levels of noninterest expense for opportunities to reduce operating costs throughout the organization.
Brunswick Acquisition

On May 19, 2023, Mid Penn completed its acquisition of Brunswick through the merger of Brunswick with and into Mid Penn, with Mid Penn being the surviving corporation. In connection with this acquisition, Brunswick Bank and Trust Company, a wholly-owned subsidiary of Brunswick, merged with and into Mid Penn Bank, a wholly-owned subsidiary of Mid Penn.
Pursuant to the terms of the Merger Agreement, each share of Brunswick common stock issued and outstanding as of May 19, 2023, was converted into the right to receive, at the election of the holder, either 0.598 shares of Mid Penn common stock or $18.00 cash, subject to adjustment and proration procedures described in the Merger Agreement requiring that fifty percent (50%) of the outstanding shares of Brunswick common stock be converted into the right to receive cash and the balance converted into the right to receive Mid Penn common stock. Cash was paid to Brunswick shareholders in lieu of any fractional shares. As a result of the merger, Mid Penn paid holders of Brunswick common stock approximately $25.6 million in cash and issued approximately 849,510 shares of Mid Penn common stock.

Subsequent Events
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.

(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and Brunswick markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the integration of Mid Penn and Brunswick successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the transaction; and other factors that may affect the future results of Mid Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Ending Balances:
Investment securities	$634,038	$633,831	$637,802	$644,766	$618,184
Loans, net of unearned interest	4,001,922	3,580,082	3,495,162	3,303,977	3,163,157
Total assets	5,093,887	4,583,465	4,497,954	4,333,903	4,310,163
Total deposits	4,286,686	3,878,081	3,778,331	3,729,596	3,702,587
Shareholders' equity	530,962	510,793	512,099	499,105	495,835
Average Balances:
Investment securities	630,750	636,151	640,792	626,447	580,406
Loans, net of unearned interest	3,808,717	3,555,375	3,395,308	3,237,587	3,129,334
Total assets	4,827,786	4,520,869	4,381,213	4,339,783	4,465,906
Total deposits	4,057,605	3,782,990	3,727,287	3,726,658	3,837,135
Shareholders' equity	504,535	510,857	505,769	502,082	495,681

	Three Months Ended
Income Statement:	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Net interest income	$36,444	$36,049	$38,577	$39,409	$35,433
Provision for credit losses	1,157	490	525	1,550	1,725
Noninterest income	5,220	4,325	6,714	5,963	5,230
Noninterest expense	35,529	26,070	25,468	24,715	23,915
Income before provision for income taxes	4,978	13,814	19,298	19,107	15,023
Provision for income taxes	142	2,587	3,579	3,626	2,771
Net income available to shareholders	4,836	11,227	15,719	15,481	12,252
Net income excluding non-recurring expenses (1)	11,112	11,404	15,951	15,481	12,252

Per Share:
Basic earnings per common share	$0.29	$0.71	$0.99	$0.97	$0.77
Diluted earnings per common share	0.29	0.70	0.99	0.97	0.77
Cash dividends declared	0.20	0.20	0.20	0.20	0.20
Book value per common share	32.05	32.15	32.24	31.42	31.23
Tangible book value per common share (1)	23.79	24.52	24.59	23.80	23.57

Asset Quality:
Net charge-offs (recoveries) to average loans (annualized)	0.018%	0.013%	0.006%	(0.007%)	(0.001%)
Non-performing loans to total loans	0.39	0.38	0.25	0.23	0.25
Non-performing asset to total loans and other real estate	0.40	0.39	0.25	0.23	0.25
Non-performing asset to total assets	0.32	0.31	0.21	0.18	0.19
ACL on loans to total loans	0.81	0.87	0.54	0.56	0.53
ACL on loans to nonperforming loans	205.65	225.71	220.82	242.23	211.66

Profitability:
Return on average assets	0.40%	1.01%	1.42%	1.42%	1.10%
Return on average equity	3.84	8.91	12.33	12.23	9.91
Return on average tangible common equity (1)	5.53	11.97	16.61	16.55	13.59
Net interest margin	3.29	3.49	3.80	3.92	3.45
Efficiency ratio (1)	65.40	63.16	54.59	53.46	57.57

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	9.6%	9.2%	10.7%	9.6%	9.0%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	10.7	10.8	12.5	11.4	11.5
Tier 1 Capital (to Risk Weighted Assets) (2)	10.7	10.8	12.5	11.7	11.8
Total Capital (to Risk Weighted Assets) (2)	11.5	13.1	14.5	13.8	14.1
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.
(2)Regulatory capital ratios as of June 30, 2023 are preliminary and prior periods are actual.

CONSOLIDATED BALANCE SHEETS (Unaudited):

(In thousands, except share data)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
ASSETS
Cash and due from banks	$75,906	$51,158	$53,368	$76,018	$64,440
Interest-bearing balances with other financial institutions	13,332	4,996	4,405	4,520	4,909
Federal funds sold	9,711	6,017	3,108	14,140	167,437
Total cash and cash equivalents	98,949	62,171	60,881	94,678	236,786
Investment Securities:
Held to maturity, at amortized cost	404,831	396,784	399,494	402,142	399,032
Available for sale, at fair value	228,774	236,609	237,878	242,195	218,698
Equity securities available for sale, at fair value	433	438	430	428	454
Loans held for sale	7,258	2,677	2,475	5,997	9,574
Loans, net of unearned interest	4,034,510	3,611,347	3,514,119	3,322,457	3,180,033
Less: Allowance for credit losses	(32,588)	(31,265)	(18,957)	(18,480)	(16,876)
Net loans	4,001,922	3,580,082	3,495,162	3,303,977	3,163,157

Premises and equipment, net	39,230	34,191	34,471	33,854	33,732
Operating lease right of use asset	9,106	8,414	8,798	8,352	8,326
Finance lease right of use asset	2,817	2,862	2,907	2,952	2,997
Cash surrender value of life insurance	53,931	50,928	50,674	50,419	50,169
Restricted investment in bank stocks	11,646	8,041	8,315	4,595	4,234
Accrued interest receivable	19,626	19,205	18,405	15,861	12,902
Deferred income taxes	24,309	15,548	13,674	16,093	13,780
Goodwill	129,403	114,231	114,231	113,871	113,835
Core deposit and other intangibles, net	7,453	6,916	7,260	7,215	7,729
Foreclosed assets held for sale	489	248	43	49	69
Other assets	53,710	44,120	42,856	31,225	34,689
Total Assets	$5,093,887	$4,583,465	$4,497,954	$4,333,903	$4,310,163

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$830,479	$797,038	$793,939	$863,037	$850,180
Interest-bearing transaction accounts	2,180,312	2,197,216	2,325,847	2,414,272	2,377,260
Time	1,275,895	883,827	658,545	452,287	475,147
Total Deposits	4,286,686	3,878,081	3,778,331	3,729,596	3,702,587

Short-term borrowings	112,442	88,000	102,647	—	—
Long-term debt	58,982	4,316	4,409	4,501	4,592
Subordinated debt and trust preferred securities	45,929	56,794	56,941	66,357	73,995
Operating lease liability	9,894	9,270	9,725	10,261	10,324
Accrued interest payable	11,834	5,809	2,303	1,841	1,542
Other liabilities	37,158	30,402	31,499	22,242	21,288
Total Liabilities	4,562,925	4,072,672	3,985,855	3,834,798	3,814,328

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	16,980	16,098	16,094	16,091	16,081
Additional paid-in capital	409,976	387,332	386,987	386,452	386,128
Retained earnings	131,271	129,617	133,114	120,572	108,265
Accumulated other comprehensive loss	(17,805)	(17,374)	(19,216)	(19,130)	(9,759)
Treasury stock	(9,460)	(4,880)	(4,880)	(4,880)	(4,880)
Total Shareholders’ Equity	530,962	510,793	512,099	499,105	495,835
Total Liabilities and Shareholders' Equity	$5,093,887	$4,583,465	$4,497,954	$4,333,903	$4,310,163

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022	Jun. 30, 2023	Jun. 30, 2022
INTEREST INCOME
Loans, including fees	$52,094	$45,865	$42,492	$38,484	$34,264	$97,959	$69,280
Investment securities:
Taxable	3,962	3,874	3,784	3,382	2,833	7,836	4,786
Tax-exempt	391	389	390	392	379	780	715
Other interest-bearing balances	83	53	36	12	8	136	21
Federal funds sold	49	45	40	736	736	94	1,050
Total Interest Income	56,579	50,226	46,742	43,006	38,220	106,805	75,852
INTEREST EXPENSE
Deposits	17,927	12,001	6,995	2,836	2,019	29,928	4,313
Short-term borrowings	1,507	1,490	441	—	—	2,997	—
Long-term and subordinated debt	701	686	729	761	768	1,387	1,692
Total Interest Expense	20,135	14,177	8,165	3,597	2,787	34,312	6,005
Net Interest Income	36,444	36,049	38,577	39,409	35,433	72,493	69,847
PROVISION FOR CREDIT LOSSES	1,157	490	525	1,550	1,725	1,647	2,225
Net Interest Income After Provision for Credit Losses	35,287	35,559	38,052	37,859	33,708	70,846	67,622
NONINTEREST INCOME
Fiduciary and wealth management	1,204	1,236	1,085	1,729	1,205	2,440	2,257
ATM debit card interchange	998	1,056	1,099	1,078	1,128	2,054	2,185
Service charges on deposits	514	435	461	483	450	949	1,134
Mortgage banking	287	384	237	536	305	671	834
Mortgage hedging	128	20	150	217	538	148	1,104
Net gain on sales of SBA loans	128	—	—	152	119	128	110
Earnings from cash surrender value of life insurance	292	254	255	250	262	546	508
Other	1,669	940	3,427	1,518	1,223	2,609	2,848
Total Noninterest Income	5,220	4,325	6,714	5,963	5,230	9,545	10,980
NONINTEREST EXPENSE
Salaries and employee benefits	15,027	13,844	13,434	13,583	12,340	28,871	25,584
Software licensing and utilization	2,070	1,946	1,793	1,804	1,821	4,016	3,927
Occupancy, net	1,750	1,886	1,812	1,634	1,655	3,636	3,454
Equipment	1,248	1,251	1,249	1,121	1,112	2,499	2,123
Shares tax	751	899	160	920	480	1,650	1,706
Legal and professional fees	602	800	900	528	694	1,402	1,333
ATM/card processing	532	493	534	518	571	1,025	1,087
Intangible amortization	461	344	496	514	521	805	1,002
FDIC Assessment	684	340	243	254	506	1,024	1,097
(Gain) loss on sale or write-down of foreclosed assets, net	(126)	—	(45)	(57)	(15)	(126)	(31)
Merger and acquisition	4,992	224	294	—	—	5,216	—
Post-acquisition restructuring	2,952	—	—	—	—	2,952	329
Other	4,586	4,043	4,598	3,896	4,230	8,629	8,049
Total Noninterest Expense	35,529	26,070	25,468	24,715	23,915	61,599	49,660
INCOME BEFORE PROVISION FOR INCOME TAXES	4,978	13,814	19,298	19,107	15,023	18,792	28,942
Provision for income taxes	142	2,587	3,579	3,626	2,771	2,729	5,336
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$4,836	$11,227	$15,719	$15,481	$12,252	$16,063	$23,606

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.29	$0.71	$0.99	$0.97	$0.77	$1.00	$1.48
Diluted Earnings Per Common Share	$0.29	$0.70	$0.99	$0.97	$0.77	$1.00	$1.48
Cash Dividends Declared	$0.20	$0.20	$0.20	$0.20	$0.20	$0.20	$0.40

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
(Dollars in thousands)	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
ASSETS:
Interest Bearing Balances	$7,777	$83	4.28%	$5,761	$53	3.73%	$5,920	$8	0.54%
Investment Securities:
Taxable	551,832	3,783	2.75	556,901	3,764	2.74	501,631	2,740	2.19
Tax-Exempt	78,918	495	2.52	79,250	493	2.52	78,775	480	2.44
Total Securities	630,750	4,278	2.72	636,151	4,257	2.71	580,406	3,220	2.23

Federal Funds Sold	6,035	49	3.26	3,775	45	4.83	415,405	736	0.71
Loans, Net of Unearned Interest	3,808,717	52,192	5.50	3,555,375	45,961	5.24	3,129,334	34,354	4.40
Restricted Investment in Bank Stocks	10,177	179	7.05	9,542	110	4.68	4,854	94	7.77
Total Earning Assets	4,463,456	56,781	5.10	4,210,604	50,426	4.86	4,135,919	38,412	3.73

Cash and Due from Banks	70,378			51,444			59,822
Other Assets	293,952			258,821			270,165
Total Assets	$4,827,786			$4,520,869			$4,465,906

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$936,687	$3,216	1.38%	$968,951	$2,691	1.13%	$1,030,237	$462	0.18%
Money Market	929,774	5,104	2.20	940,286	4,084	1.76	1,079,900	584	0.22
Savings	319,728	64	0.08	330,773	54	0.07	357,433	43	0.05
Time	1,061,276	9,543	3.61	749,598	5,172	2.80	516,346	930	0.72
Total Interest-bearing Deposits	3,247,465	17,927	2.21	2,989,608	12,001	1.63	2,983,916	2,019	0.27

Short term borrowings	94,067	1,507	6.43	121,898	1,490	4.96	—	—	—
Long-term debt	54,347	194	1.43	4,350	44	4.10	9,238	107	4.65
Subordinated debt and trust preferred securities	47,782	507	4.26	56,875	642	4.58	74,062	661	3.58
Total Interest-bearing Liabilities	3,443,661	20,135	2.35	3,172,731	14,177	1.81	3,067,216	2,787	0.36

Noninterest-bearing Demand	810,140			793,382			853,219
Other Liabilities	69,451			43,899			49,790
Shareholders' Equity	504,535			510,857			495,681
Total Liabilities & Shareholders' Equity	$4,827,787			$4,520,869			$4,465,906

Net Interest Income (taxable equivalent basis)		$36,646			$36,249			$35,625
Taxable Equivalent Adjustment		(202)			(200)			(192)
Net Interest Income		$36,444			$36,049			$35,433

Total Yield on Earning Assets			5.10%			4.86%			3.73%
Rate on Supporting Liabilities			2.35			1.81			0.36
Average Interest Spread			2.76			3.04			3.37
Net Interest Margin			3.29			3.49			3.45
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022
Allowance for Credit Losses on Loans:
Beginning balance	$31,265	$18,957	$18,480	$16,876	$15,147

Impact of adopting CECL	—	11,931	—	—	—
Purchase credit deteriorated loans	336	—	—	—	—

Loans Charged off
Commercial real estate	—	(16)	(7)	—	—
Commercial and industrial	(109)	(111)	—	(1)	—
Construction	—	—	—	—	—
Residential mortgage	—	(4)	(23)	(3)	—
Consumer	(65)	(19)	(20)	(11)	(9)
Total loans charged off	(174)	(150)	(50)	(15)	(9)
Recoveries of loans previously charged off
Commercial real estate	—	—	—	63	—
Commercial and industrial	—	—	—	—	—
Construction	—	—	—	—	—
Residential mortgage	—	30	—	—	3
Consumer	4	7	2	6	10
Total recoveries	4	37	2	69	13
Balance before provision	31,431	30,775	18,432	16,930	15,151
Provision for credit losses	1,157	490	525	1,550	1,725
Balance, end of quarter	$32,588	$31,265	$18,957	$18,480	$16,876

Nonperforming Assets
Total nonperforming loans	15,846	13,909	8,585	7,629	7,973

Foreclosed real estate	489	248	43	49	69
Total nonperforming assets	16,335	14,157	8,628	7,678	8,042

Accruing loans 90 days or more past due	9	7	654	633	—
Total risk elements	$16,344	$14,164	$9,282	$8,311	$8,042
PPP Summary

(Dollars in thousands)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022

PPP loans, net of deferred fees	$1,633	$1,752	$2,600	$2,800	$4,966

PPP Fees recognized	$3	$5	$29	$99	$652

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Non-PPP core banking loans are meaningful to investors as they are indicative of portfolio loans and related growth from traditional bank activities and excludes short-term or nonrecurring loans from special programs like the PPP. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.
Tangible Book Value Per Share

(Dollars in thousands, except per share data)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022

Shareholders' Equity	$530,962	$510,793	$512,099	$499,105	$495,835
Less: Goodwill	129,403	114,231	114,231	113,871	113,835
Less: Core Deposit and Other Intangibles	7,453	6,916	7,260	7,215	7,729
Tangible Equity	$394,106	$389,646	$390,608	$378,019	$374,271

Common Shares Outstanding	16,567,578	15,890,011	15,886,143	15,882,853	15,878,193

Tangible Book Value per Share	$23.79	$24.52	$24.59	$23.80	$23.57
Non-PPP Core Banking Loans

(Dollars in thousands)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022

Loans, net of unearned interest	$4,034,510	$3,611,347	$3,514,119	$3,322,457	$3,180,033
Less: PPP loans, net of deferred fees	1,633	1,752	2,600	2,800	4,966
Non-PPP core banking loans	$4,032,877	$3,609,595	$3,511,519	$3,319,657	$3,175,067

Adjusted Earnings Per Common Share Excluding Non-Recurring Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022

Net Income Available to Common Shareholders	$4,836	$11,227	$15,719	$15,481	$12,252
Plus: Merger and Acquisition Expenses	7,944	224	294	—	—
Less: Tax Effect of Merger and Acquisition Expenses	1,668	47	62	—	—
Net Income Excluding Non-Recurring Expenses	$11,112	$11,404	$15,951	$15,481	$12,252

Weighted Average Shares Outstanding	16,235,106	15,886,186	15,883,003	15,877,592	15,934,083

Adjusted Earnings Per Common Share Excluding Non-Recurring Expenses	$0.68	$0.72	$0.99	$0.97	$0.77
Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022

Net income available to common shareholders	$4,836	$11,227	$15,719	$15,481	$12,252
Plus: Intangible amortization, net of tax	364	272	392	406	412
	$5,200	$11,499	$16,111	$15,887	$12,664

Average shareholders' equity	$504,535	$510,857	$505,769	$502,082	$495,681
Less: Average goodwill	120,284	114,231	113,879	113,835	113,835
Less: Average core deposit and other intangibles	7,016	7,129	6,966	7,465	7,983
Average tangible shareholders' equity	$377,235	$389,497	$384,924	$380,782	$373,863

Return on average tangible common equity	5.53%	11.97%	16.61%	16.55%	13.59%
Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sep. 30, 2022	Jun. 30, 2022

Noninterest expense	$35,529	$26,070	$25,468	$24,715	$23,915
Less: Merger and acquisition expenses	7,944	224	294	—	—
Less: Intangible amortization	461	344	496	514	521
Less: (Gain) loss on sale or write-down of foreclosed assets, net	(126)	—	(45)	(57)	(15)
Efficiency ratio numerator	$27,250	$25,502	$24,723	$24,258	$23,409

Net interest income	36,444	36,049	38,577	39,409	35,433
Noninterest income	5,220	4,325	6,714	5,963	5,230
Efficiency ratio denominator	$41,664	$40,374	$45,291	$45,372	$40,663

Efficiency ratio	65.40%	63.16%	54.59%	53.46%	57.57%